Exhibit 16.1

Deloitte LLP One City Square Leeds LS1 2AL Phone: +44 (0) 113 243 9021 Fax: +44 (0)113 244 5580 www.deloitte.co.uk

September 2, 2020

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Venator Materials PLC’s Form 8-K dated September 2, 2020, and have the following comments:

1.	We have no basis on which to agree or disagree with the statements made in the first paragraph, except we agree with the statement “Accordingly, on August 28, 2020, the Audit Committee recommended and approved the dismissal of Deloitte LLP, the UK member firm of the Deloitte network (“Deloitte UK”), as the Company’s independent registered public accounting firm for the year ending December 31, 2020.”

2.	We agree with the statements made in the second and fourth paragraphs.

3.	We have no basis on which to agree or disagree with the statements made in the third paragraph, except we agree with the statement “Deloitte US participated in a portion of the audit of the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018.”

Yours truly,

Deloitte LLP

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 1 New Street Square, London, EC4A 3HQ, United Kingdom.

Deloitte LLP is the United Kingdom affiliate of Deloitte NSE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee (“DTTL”). DTTL and each of its member firms are legally separate and independent entities. DTTL and Deloitte NSE LLP do not provide services to clients. Please see www.deloitte.com/about to learn more about our global network of member firms.

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